UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2016

DOLLAR TREE, INC.

(Exact name of registrant as specified in its charter)

VIRGINIA

(State or Other Jurisdiction of Incorporation)

0-25464	26-2018846
(Commission File Number)	(I.R.S. Employer Identification No.)

500 Volvo Parkway

Chesapeake, VA 23320

(Address of Principal Executive Offices and Zip Code)

(757) 321-5000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Amendment to Senior Secured Credit Facilities

On September 22, 2016, Dollar Tree, Inc. (the “Company”), entered into Amendment No. 4 (the “Fourth Amendment”) to that certain credit agreement, dated as of March 9, 2015, with JPMorgan Chase Bank, N.A., as administrative agent, and certain lenders party thereto (as previously amended, the “Existing Credit Agreement” and, as amended by the Fourth Amendment, the “Amended Credit Agreement”).  The Fourth Amendment provides for the incurrence of $1,275 million in aggregate principal amount of additional Term A-1 Loans (the “Additional Term A-1 Loans”) and $750 million in aggregate principal amount of Term B-3 Loans (the “Term B-3 Loans”).  The proceeds of the Additional Term A-1 Loans and the Term B-3 Loans were used to refinance a portion of the existing Term B-1 Loans made under the Existing Credit Agreement, including by converting a portion of the Term B-1 Loans into Term B-3 Loans.  In addition, the Company used $242 million of cash on hand to prepay the remainder of the Term B-1 Loans.  As a result, the total amount borrowed under the Amended Credit Agreement is $242 million less than the total amount borrowed under the Existing Credit Agreement.

The Additional Term A-1 Loans have terms identical to the Term A-1 Loans made under the Existing Credit Agreement.  The Term B-3 Loans have terms identical to the Term B-1 Loans made under the Existing Credit Agreement, except as set forth below.

The Term B-3 Loans will bear interest at LIBOR plus 2.50% per annum (or a base rate plus 1.50%).

Commencing on January 13, 2017, the Term B-3 Loans will require quarterly amortization payments of 0.25% of the original principal amount thereof until maturity.

The Additional Term A-1 Loans and the Term B-3 Loans are secured by the same collateral and subject to the same guarantees as the other classes of loans under the Credit Agreement.

The restrictive covenants and events of default in the Amended Credit Agreement are substantially the same as the provisions in the Existing Credit Agreement.

The foregoing description of the Fourth Amendment and the Amended Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the Fourth Amendment, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

In connection with Amendment No. 3, dated as of August 30, 2016, to the Credit Agreement, dated as of March 9, 2015, among the Company and the other parties thereto (the “Third Amendment”), the terms of which were previously disclosed in the Company’s Form 8-K filed on August 31, 2016, and the Fourth Amendment, the Company will accelerate the expensing of approximately $27 million of amortizable non-cash deferred financing costs and expense approximately $3 million in transaction-related costs.  The Company expects the annual interest savings resulting from the recently completed Third Amendment and Fourth Amendment and the $242 million prepayment of the Term B-1 Loans will be approximately $28 million.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Amendment No. 4, dated as of September 22, 2016, to the Credit Agreement, dated as of March 9, 2015, among Dollar Tree, Inc. (as successor by merger to Family Tree Escrow, LLC), the Lenders and Issuing Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Swingline Lender

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR TREE, INC.
(Registrant)

Date: September 26, 2016	By:	/s/ Kevin S. Wampler
Kevin S. Wampler
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amendment No. 4, dated as of September 22, 2016, to the Credit Agreement, dated as of March 9, 2015, among Dollar Tree, Inc. (as successor by merger to Family Tree Escrow, LLC), the Lenders and Issuing Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Swingline Lender